Exhibit 99.1

News Release

Mitchell R. Butier Succeeds Daniel R. O’Bryant as Avery Dennison Chief Financial Officer

PASADENA, Calif., May 25, 2010 —Avery Dennison Corporation (NYSE:AVY) today announced the promotion of Mitchell R. Butier to senior vice president and chief financial officer, effective June 1.

Butier has been the Company’s corporate vice president, global finance, and chief accounting officer since March, 2007. He succeeds Daniel R. O’Bryant, who has been elected executive vice president, business development, in which role he will contribute to the identification and implementation of growth opportunities.

Vice President and Controller Lori J. Bondar will succeed Butier as the Company’s chief accounting officer.

“Mitch is a seasoned finance executive and a strong leader, and the Board of Directors and I are delighted to welcome him to the CFO role,” said Dean A. Scarborough, Avery Dennison chairman, president and CEO. “He has served in senior finance roles in all of our major businesses and in the United States and Europe, and is already a member of the Company’s Corporate Leadership Team. His promotion is the logical next step in our succession plans.

“Consistent with those plans, Dan is returning to operations, where he will continue to make significant contributions to Avery Dennison’s profitable growth,” Scarborough said. “He is a great strategic executive and an invaluable asset to the Company.”

Butier joined Avery Dennison in 2000 from PricewaterhouseCoopers. Prior to 2007 he served in finance leadership roles in the Company’s Roll Materials, Retail Information Services and Office Products businesses, and in general management positions in Retail Information Services. He earned a B.S.A. at Loyola Marymount University.

O’Bryant’s 20-year career with Avery Dennison includes senior operations and finance roles in its Roll Materials and Specialty Tape businesses, including four years in operating leadership roles at Fasson Roll North America. He was elected senior vice president and chief financial officer of Avery Dennison in January, 2001, and executive vice president and chief financial officer in 2005.

Lori Bondar joined Avery Dennison in April, 2008 as vice president and controller. Her 25-year career includes executive positions in finance, risk management and strategic planning at public companies.

About Avery Dennison

Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 Company with sales of $6 billion in 2009, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit http://www.averydennison.com.